Exhibit 10.1

Agreement

THIS AGREEMENT (the “Agreement”) is made and entered into as of May 4, 2012, by and between Ronald L. Chez (together with any affiliate thereof, the “Stockholder”) and Repligen Corporation, a Delaware corporation (the “Company”).

Recitals

WHEREAS, the Stockholder submitted a proposal to the Company under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the adoption of an amendment to the Amended and Restated By-Laws of the Company which would lower the threshold necessary for calling a special meeting of stockholders from a majority to the holders of 20% of the outstanding voting shares of the Company (the “Proposal”);

WHEREAS, pursuant to Rule 14a-8 of the Exchange Act, the Company included the Proposal in the Company’s definitive 2012 proxy statement and form of proxy (together, the “2012 Proxy Materials”) filed with the Securities and Exchange Commission (the “SEC”) on April 20, 2012 and first sent or given to the Company’s stockholders on or about April 23, 2012; and

WHEREAS, the Stockholder and the Company desire to enter into this Agreement pursuant to which, among other things, (i) the Stockholder agrees to amend and restate the Proposal in the form attached hereto as Exhibit A (the “Amended and Restated Proposal”), (ii) the Company’s Board of Directors (the “Board”) agrees to recommend that the Company’s stockholders vote “FOR” the Amended and Restated Proposal and (iii) the Stockholder agrees to vote all of the voting shares of the Company held or controlled by the Stockholder (collectively, the “Shares”) in accordance with the recommendation of the Board with respect to each of the proposals to be acted upon at the Company’s 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”).

Agreement

NOW, THEREFORE, in consideration of these premises and the covenants contained herein, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.	Stockholder Proposal.

a.	The Stockholder hereby agrees to amend and restate, and hereby submits, the Proposal in the form attached hereto as Exhibit A.

b.	The Company hereby agrees to prepare, file with the SEC and distribute to its stockholders, definitive additional soliciting materials relating to the 2012 Proxy Materials to reflect the Amended and Restated Proposal and the Board’s recommendation that the Company’s stockholders vote “FOR” the Amended and Restated Proposal in substantially the form attached hereto as Exhibit B (the “Additional Soliciting Materials”).

c.	In connection with the execution of the Agreement, the Stockholder hereby agrees to file an amendment to the Stockholder’s Schedule 13D in substantially the form attached hereto as Exhibit C.

2.	Annual Meeting.

a.	Subject to and conditioned upon the Company’s filing of the Additional Soliciting Materials with the SEC and the distribution thereof to its stockholders, the Stockholder hereby agrees to vote, or cause to be voted, by no later than May 17, 2012, all of the Shares in accordance with the recommendation of the Board with respect to each of the proposals to be acted upon at the 2012 Annual Meeting (and further agrees not to revoke, amend or otherwise alter such vote).

b.	The Company agrees to act in good faith to solicit proxies from its stockholders in favor of the Amended and Restated Proposal in an amount sufficient to approve the Amended and Restated Proposal.

3.	Company Bonus Program and Stock Ownership and Retention Policy.

a.	The Company hereby confirms to the Stockholder that (i) achievement of the Company’s previously disclosed cash bonus compensation objective for the fiscal year ending December 31, 2012 related to “the performance of the Company’s stock against the Russell 2000 Index” requires that the Company’s stock outperform the Russell 2000 Index in order for such compensation objective to be achieved and (ii) the Compensation Committee will assign meaningful weight to such compensation objective when determining executive officers’ cash bonus compensation for the fiscal year ending December 31, 2012.

b.	The Company hereby confirms to the Stockholder that Board will amend the Company’s Stock Ownership and Retention Policy (the “Policy”) to provide that if the annual cash retainer paid to non-employee members of the Board is reduced to zero or some de minimis amount, such reduction shall not decrease the previously effective minimum share ownership requirements under the Policy.

c.	The Company hereby confirms to the Stockholder that Board will amend the Policy to reduce the period for a director to comply with the Policy from five years to four years, subject to and conditioned upon the performance by the Stockholder of its obligations under Section 2 of this Agreement.

4.	Irrevocable Proxy. Subject to the last sentence of this Section, by execution of this Agreement, the Stockholder does hereby appoint the Company with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the Stockholder’s rights with respect to the Shares, to vote, each of such Shares solely in accordance with Section 2 of this Agreement. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the conclusion of the 2012 Annual Meeting and hereby revokes any proxy previously granted by the Stockholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the conclusion of the 2012 Annual Meeting. The Stockholder hereby revokes any proxies previously granted, and represents that none of such previously-granted proxies are irrevocable.

5.	Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile, when such facsimile is transmitted to the facsimile number set forth below and the appropriate confirmation is received, (b) given by email, including .PDFs, upon confirmation by the receiving party, or (c) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:

    Repligen Corporation

    41 Seyon Street, Building #1, Suite 100

    Waltham, Massachusetts 02453

    Attention: Walter C. Herlihy, President and Chief Executive Officer

    Fax No. (781) 250-0115

    Email: wherlihy@repligen.com

With a copy (which shall not constitute notice) to:

    Goodwin Procter LLP

    53 State Street

    Boston, Massachusetts 02109

    Attention: Joseph L. Johnson III and Arthur R. McGivern

    Fax No. (617) 523-1231

    Email: amcgivern@goodwinprocter.com

                 jjohnson@goodwinprocter.com

If to the Stockholder:

    Ronald L. Chez

    1524 N. Astor Street

    Chicago, Illinois 60610

    Email: rlchez@rcn.com

With a copy (which shall not constitute notice) to:

    Thompson Coburn LLP

    55 East Monroe Street, 37th Floor

    Chicago, Illinois 60603

    Attention: Barry Fischer

    Fax No. (312) 580-2201

    Email: bfischer@thompsoncoburn.com

6.	Publicity. Except for the press release attached hereto as Exhibit D, with respect to the Additional Soliciting Materials and the solicitation of votes or proxies in connection with the 2012 Annual Meeting, or the Stockholder’s Schedule 13D in substantially the form attached hereto as Exhibit C, neither the Company nor the Stockholder shall, or shall permit any of its affiliates or representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, including all discussions between the parties and their advisors related thereto, without the consent of the other party, except as may be required by applicable law or the applicable rules of any stock exchange or the Nasdaq Stock Market LLC.

7.	Specific Performance. The Company and the Stockholder acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of the Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. Therefore, without prejudice to the rights and remedies otherwise available to it, the parties agree that each party hereto (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

8.	Governing Law. The Agreement and its validity, interpretation and legal effect, shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without reference to conflicts of law principles thereof.

9.	Entire Agreement. The Agreement, including the preamble and recitals above, contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

10.	Construction. The parties acknowledge that each party and its counsel has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

11.	Severability. If at any time subsequent to the date hereof, any provision of the Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of the Agreement.

12.	Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.

13.	Further Assurances. The parties agree to execute and deliver immediately upon request such other documents or instruments as may be necessary to evidence the agreements hereunder.

14.	Successors and Assigns. This Agreement shall not be assignable by any of the parties to the Agreement but shall be binding on successors of the parties hereto.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

COMPANY:

Repligen Corporation

By:	/s/ Walter C. Herlihy
	Name:	Walter C. Herlihy
	Title:	President and Chief Executive Officer

STOCKHOLDER:

By:	/s/ Ronald L. Chez
	Name:	Ronald L. Chez

[Signature Page to Agreement with Ronald Chez]

EXHIBIT A

Amended and Restated Proposal

Lowered Voting Threshold to Call Special Meetings of Shareholders

RESOLVED, that the first sentence of Article I, Section 3 of the Amended and Restated By-Laws of Repligen Corporation be amended and restated to read as follows:

“Special meetings of the stockholders may be called at any time by the President, the Chairman or the Board of Directors; and shall be called by the Secretary or any officer upon the written request of one or more stockholders holding, in the aggregate, at least 30% of the outstanding shares of stock of the corporation entitled to vote at such meeting.”

The purpose of this proposal is to lower the threshold necessary for calling a special meeting of shareholders to the holders of 30% of voting shares. Currently, no single shareholder holds more than 13.9% of the company’s voting stock.

At present, calling a special stockholder meeting requires the consent of the holders of over 50% of Repligen’s voting stock. Meanwhile, the Board of Directors, whose nonexecutive directors (according to Repligen’s 2011 Proxy Statement) hold less than 3.5% of the company’s outstanding stock (excluding options), can call a special stockholder meeting at any time.

Special meetings allow for increased shareholder involvement in important matters, including electing new directors. Shareholder participation in Repligen’s affairs is also important as the company transitions from a drug development company to an operating company, including potential issues such as executive compensation criteria, stockholder ownership of Board members and officers, assuring that the composition of the Board is consistent with an operating company and other issues.

Without the ability for shareholders to call special meetings, directors and management can become insulated. Repligen’s shareholders want to enhance the alignment of the Board’s and management’s interests with those of its shareholders, all in the interest of Repligen’s performance and shareholder value. Approving this proposal will send a clear message to Repligen’s directors that they must be accountable and responsive to Repligen’s shareholders.

Many public companies have reduced their special meetings requirement from a majority requirement. Pfizer, AT&T Inc., PepsiCo, Inc., Caterpillar Inc., Honeywell International and other companies require only the holders of 20% or less of its stock to call a special meeting. This proposal topic won more than 60% support at CVS Caremark, Sprint Nextel, Safeway, Motorola and R.R. Donnelley.

Please vote yes on this proposal to help improve Repligen’s corporate governance, director and officer accountability and financial performance that Repligen’s shareholders deserve.

EXHIBIT B

Additional Soliciting Materials

EXHIBIT C

Schedule 13D/A

EXHIBIT D

Press Release